EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson	Michael Newman
Executive Vice President and	Investor Relations
Chief Financial Officer	StreetConnect, Inc.
LaCrosse Footwear, Inc.	800-654-3517
503-262-0110 ext. 1331	BOOT@stct.com
LACROSSE FOOTWEAR REPORTS
THIRD QUARTER 2009 RESULTS
Quarterly Sales Growth; Work Sales Up 14%; Continued Strong Demand from U.S. Military;
Maintaining Strong Balance Sheet
Portland, Ore.—October 26, 2009 — LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of premium, branded work and outdoor footwear, today reported results for the third quarter ended September 26, 2009.
For the third quarter of 2009, LaCrosse reported net sales of $40.8 million, up from $40.3 million in the third quarter of 2008. For the first three quarters of 2009, net sales were $96.6 million, up 4% from $92.8 million in the same period of 2008.
Net income was $2.2 million or $0.35 per diluted share in the third quarter of 2009, compared to $2.8 million or $0.43 per diluted share in the third quarter of 2008. For the first three quarters of 2009, net income was $3.2 million or $0.50 per diluted share, compared to $5.0 million or $0.78 per diluted share for the same period in 2008.
Sales to the work market were $22.1 million for the third quarter of 2009, up 14% from $19.5 million for the same period of 2008. The growth in work sales reflects continued penetration into various areas of the U.S. military. Sales to the outdoor market were $18.7 million for the third quarter of 2009, down from $20.8 million for the same period of 2008, reflecting continued softness in the overall global retail environment.
For the third quarter of 2009, gross margins were 38.6% of net sales, compared to 39.2% in the same period of 2008. The decrease in gross profit was primarily due to the impact of a greater portion of quarterly revenue coming from military delivery orders.
LaCrosse generally moderated its operating expense growth during the third quarter of 2009. Operating expenses were $11.8 million in the third quarter of 2009, up 5% or $0.6 million from the third quarter of 2008.
The Company continued to maintain a strong balance sheet with no debt. At the end of the third quarter of 2009, LaCrosse had cash and cash equivalents of $3.5 million. The $3.8 million year-over-year increase in inventory primarily reflects the growth in domestic production for the Company’s expanded military business, as well as increased inventory for the planned build-up of certain core products for anticipated demand during the fall and winter seasons.

“We continued to grow our work business and took important steps to improve the long-term efficiency and strength of our business,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “During the third quarter of 2009, we continued to win more business within various branches of the U.S. military, reflecting the proven durability and performance of our premium footwear in the demanding terrain of Afghanistan. While retail demand remained soft, we did see encouraging at-once demand in certain niche markets and product categories, including outdoor footwear that incorporates our new scent suppression technology.
“During the third quarter, we continued to execute our strategic initiatives and invest in our business. We completed the transition of our nationwide sales force into a dedicated in-house team, focused exclusively on the success of our brands. We have also strengthened our position with a number of major retailers and taken a strong inventory position on several core product lines in anticipation of fulfilling their growing at-once demand. We continue to leverage our talented team, powerful brands and strong balance sheet in order to grow our business and maintain operational excellence over the long term.”
Based on the strength of the Company’s financial position, the Board of Directors today announced the approval of a quarterly dividend of $0.125 per share of common stock, totaling $0.8 million. The fourth quarter dividend will be paid on December 18, 2009 to shareholders of record as of the close of business on November 22, 2009.
LaCrosse will host a conference call to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern) on October 26, 2009. A broadcast of the conference call will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 877-941-2332 or +1 480-629-9722. A 48-hour replay will be available by calling 800-406-7325 or +1 303 590 3030 (Access Code: 4167945). A replay will also be available on the Company’s Web site.
About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are sold to a network of specialty retailers and distributors in the United States, Canada, Europe and Asia. Work consumers include people in law enforcement, transportation, mining, oil and gas exploration and extraction, construction, military services and other occupations that require high-performance and protective footwear as a critical tool for the job. Outdoor consumers include people active in hunting, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.

Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation, any statements regarding the impact of the transition of our nationwide sales force into an in-house team, any future business with the U.S. military and our ability to grow our business over the long term, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors and other uncertainties which may directly impact the outcome of such forward-looking statements included in this release, each of which are included in our 2008 Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q for 2009, include the following:
•	Uncertainties related to our sales to the U.S. military, which may not continue at the current levels

•	The current slow-down in consumer spending, which could impact both the financial stability of our domestic and international retail channel base and require additional price discounts for retailers and direct consumers
Forward-looking statements relate to future events and typically address the Company’s expected future business and financial performance. Words such as “plan,” “expect,” “aim,” “believe,” “project,” “target,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could” and other terms of similar meaning, typically identify such forward-looking statements. The Company assumes no obligation to update or revise any forward-looking statements to reflect the occurrence or non-occurrence of future events or circumstances.
Forward-looking statements are based on certain assumptions and expectations of future events and trends that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those reflected in any such forward-looking statements depending on a variety of factors, including without limitation, economic, competitive and governmental factors outside of our control. For more information concerning these factors and other risks and uncertainties that could materially affect our results of operations, please refer to Part I, Item 1A—Risk Factors, of our 2008 Annual Report on Form 10-K, as supplemented or amended in our 2009 quarterly reports on Form 10-Q, which information is incorporated herein by reference.

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per share amounts)
(Unaudited)
(amounts in thousands except per share data)

	Quarter Ended		Three Quarters Ended
	September 26,	September 27,	September 26,	September 27,
	2009	2008	2009	2008
Net sales	$40,761	$40,265	$96,647	$92,807
Cost of goods sold	25,040	24,478	58,877	55,717

Gross profit	15,721	15,787	37,770	37,090
Selling and administrative expenses	11,815	11,234	32,912	29,140

Operating income	3,906	4,553	4,858	7,950
Non-operating income (expense)	(235)	(54)	(304)	57

Income before income taxes	3,671	4,499	4,554	8,007
Income tax provision	1,450	1,731	1,367	3,024

Net income	$2,221	$2,768	$3,187	$4,983

Net income per common share:
Basic	$0.35	$0.44	$0.51	$0.80
Diluted	$0.35	$0.43	$0.50	$0.78

Weighted average number of common shares outstanding:
Basic	6,307	6,229	6,293	6,204
Diluted	6,403	6,436	6,364	6,416

Supplemental product line information:
Work Market Sales	$22,116	$19,438	$62,996	$54,682
Outdoor Market Sales	18,645	20,827	33,651	38,125

	$40,761	$40,265	$96,647	$92,807

LaCrosse Footwear, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	September 26,	December 31,	September 27,
	2009	2008	2008
	(Unaudited)		(Unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$3,495	$13,683	$4,316
Trade and other accounts receivable, net	27,931	22,449	31,960
Inventories	34,549	28,618	30,769
Prepaid expenses	1,017	1,402	994
Deferred tax assets	1,302	1,364	1,234

Total current assets	68,294	67,516	69,273

Property and equipment, net	8,685	6,137	5,018
Goodwill	10,753	10,753	10,753
Other assets	298	159	420

Total assets	$88,030	$84,565	$85,464

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$11,688	$10,288	$11,020
Accrued compensation	2,546	3,151	2,947
Other accruals	1,893	2,528	3,472

Total current liabilities	16,127	15,967	17,439

Deferred revenue	263	375	413
Deferred lease obligations	599	190	178
Compensation and benefits	5,424	5,844	1,564
Deferred tax liabilities	2,174	777	2,330

Total liabilities	24,587	23,153	21,924

Total shareholders’ equity	63,443	61,412	63,540

Total liabilities and shareholders’ equity	$88,030	$84,565	$85,464

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Quarters Ended
	September 26,	September 27,
	2009	2008
Cash flows from operating activities:
Net income	$3,187	$4,983
Adjustments to reconcile net income to net cash provided by (used in) operating activities, net of effects of acquisitions:
Depreciation and amortization	2,041	1,368
Stock-based compensation expense	448	454
Deferred income taxes	1,366	15
Loss on disposal of property and equipment	194	2
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other accounts receivable	(5,482)	(9,367)
Inventories	(5,778)	(469)
Accounts payable	1,400	3,564
Accrued expenses and other	(735)	936

Net cash provided by (used in) operating activities	(3,359)	1,486

Cash flows from investing activities:
Purchases of property and equipment	(4,723)	(1,504)
Proceeds from sale of property and equipment	33	—
Acquisitions	(388)	(3,169)

Net cash used in investing activities	(5,078)	(4,673)

Cash flows from financing activities:
Cash dividends paid	(2,362)	(8,541)
Purchase of treasury stock	—	(95)
Proceeds from exercise of stock options	432	938

Net cash used in financing activities	(1,930)	(7,698)

Effect of foreign currency exchange rate changes on cash and cash equivalents	179	(184)

Net decrease in cash and cash equivalents	(10,188)	(11,069)

Cash and cash equivalents:
Beginning of period	13,683	15,385

End of period	$3,495	$4,316

END OF FILING